Bacterin Announces

Third Quarter 2013 Results

Total revenue, excluding stocking orders, increased 12.9% over the prior year period

BELGRADE, Mont.—(BUSINESS WIRE)— NOVEMBER 7, 2013, 2013— Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, today reported its financial results for the third quarter ended September 30, 2013. The Company reported revenues of approximately $7.9 million and a net loss for the third quarter of approximately $4.4 million, or ($0.08) per common share, compared to a net loss of approximately $2.5 million, or ($0.06) per common share, reported during the same period in 2012.

Revenue

Third quarter revenue was approximately $7.9 million, down approximately 10.7% compared to approximately $8.9 million for the same period during 2012. Total revenues, excluding stocking orders, have increased 12.9% year over year to $7.9 million from $7.0 million reported in the third quarter of 2012. The lower total revenues for the period compared to the prior year reflect management’s decision to move away from low margin stocking orders. The Company’s Biologics revenues from core accounts, which includes allograft products sold to hospital accounts, increased 13.7% over the prior year.

Gross Profit

For the third quarter of 2013, gross profit was approximately $4.6 million, compared to $6.3 million in the third quarter of 2012. Gross margin for the period was 58%, which compares to a gross margin of 71% reported for the same period last year. The lower gross margin was primarily due to lower average selling prices resulting from changes in product mix and payer mix and the expensing of certain discarded products associated with an improved manufacturing process. Excluding these discarded products, gross margin was approximately 61.4%.

“While our results for the period are disappointing, our management team is fully committed to profitable revenue growth,” said Dan Goldberger, President and CEO of Bacterin International. “Our sales function is focused on clients within the Biologics business and I take some comfort from the growth that we generated in that business during the period. Since my arrival in August, I have been visiting key accounts and surgeons in the field confirm that our products are best-in-class and competitive. This is a foundation from which we can build a great company. In addition, we are taking a hard look at Cost of Goods and Operating Expense to ensure the Company’s entire operations are as efficient as possible as we enter 2014”

Sales and Marketing Expenses

Sales and marketing expenses for the third quarter increased to $4.1 million as compared to $3.4 million for the same period during 2012. As a percentage of revenues, selling and marketing expenses increased to 51%, which compares to 38% reported for the third quarter of 2012. The increase was due to a shift towards distributor sales at higher commission rates, rather than direct sales representatives, and an incentive program to promote the sales of slower moving inventory items.

General and Administrative Expenses

In the third quarter, general and administrative expenses increased to $2.8 million for the period as compared to $2.4 million reported for the same period last year. The Company increased its allowance for doubtful accounts on a prior year stocking order due to the continuing uncertainty of collectability. Excluding this one time reserve of $642,000, G&A expenses declined from $2.4 million in the third quarter of 2012 to $2.1 million in third quarter of 2013 reflecting the previously announced cost reduction measures the Company implemented in March and April of this year. As a percentage of revenues, general and administrative expenses were 35% during the period as compared to 27% for the same period last year.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income/loss from operations before depreciation, amortization and non-cash stock-based compensation. EBITDA for the third quarter of 2013 was a loss of $1.8 million, compared to a gain of $820,000 reported for the third quarter of 2012. Excluding the increase in the accounts receivable reserve referred to above, the Company’s EBITDA loss was approximately $1.1 million in the third quarter of 2013. See "GAAP to non-GAAP Reconciliation" below for further information on this non-GAAP measure.

Financial Liquidity

Cash and cash equivalents and net accounts receivable, were $8.1 million on September 30, 2013, compared to $12.1 million on December 31, 2012.

Conference Call Details

The company will hold a conference hosted by Dan Goldberger, Chief Executive Officer, and John Gandolfo, Chief Financial Officer, to discuss its financial results at 10:00 a.m. ET, on Friday, November 8, 2013. Please refer to the information below for conference call dial-in information and webcast registration.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Cockrell Group at 1-877-889-1972.

Conference Dial-in:	877-269-7756

International Dial-in:	201-689-7817

Conference Name:	Bacterin’s Third Quarter and Nine Month 2013 Results Call

Webcast Registration:	Click Here

Following the live call, a replay will be available on the Company's website, www.bacterin.com, under “Investor Info".

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to promote bone growth, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow and achieve profitability; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30,	As of
	2013	December 31,
	(Unaudited)	2012

ASSETS
Current Assets:
Cash and cash equivalents	$3,437,549	$4,926,066
Trade accounts receivable, net of allowance for doubtful accounts of $1,297,335 and $1,576,955, respectively	4,633,067	7,154,065
Inventories, net	13,228,383	13,141,421
Prepaid and other current assets	486,685	353,271
Total current assets	21,785,684	25,574,823

Non-current inventories	1,238,225	1,238,225
Property and equipment, net	5,320,992	5,234,867
Intangible assets, net	563,524	592,378
Goodwill	728,618	728,618
Other assets	1,401,854	1,126,643

Total Assets	$31,038,897	$34,495,554

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$3,225,377	$3,997,789
Accounts payable - related party	555,361	418,922
Accrued liabilities	1,814,472	2,400,090
Warrant derivative liability	2,223,332	984,356
Current portion of capital lease obligations	165,844	149,729
Current portion of royalty liability	820,500	698,408
Current portion of long-term debt	47,018	45,135
Total current liabilities	8,851,904	8,694,429
Long-term Liabilities:
Capital lease obligation, less current portion	119,543	245,703
Long term royalty liability, less current portion	6,639,435	6,839,935
Long-term debt, less current portion	16,064,064	14,483,102
Total Liabilities	31,674,946	30,263,169

Commitments and Contingencies
Stockholders' Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and
outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 51,781,044 shares issued and outstanding as of September 30, 2013 and 42,877,770 shares issued and outstanding as of December 31, 2012	52	43
Additional paid-in capital	55,558,330	51,897,890
Accumulated deficit	(56,194,431)	(47,665,548)
Total Stockholders’ (Deficit) Equity	(636,049)	4,232,385

Total Liabilities & Stockholders’ (Deficit) Equity	$31,038,897	$34,495,554

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue
Tissue sales	$7,710,256	$8,643,299	$24,430,158	$24,427,853
Royalties and other	219,727	236,466	385,480	430,185
Total Revenue	7,929,983	8,879,765	24,815,638	24,858,038

Cost of tissue and medical devices sales	3,318,327	2,600,452	10,011,687	6,788,606

Gross Profit	4,611,656	6,279,313	14,803,951	18,069,432

Operating Expenses
General and administrative	2,764,328	2,439,229	7,877,697	7,349,852
Sales and marketing	4,053,679	3,352,394	12,057,389	11,333,946
Depreciation and amortization	97,923	88,112	304,771	302,392
Non-cash consulting expense	43,153	186,867	11,924	491,051
Total Operating Expenses	6,959,083	6,066,602	20,251,781	19,477,241

(Loss) Income from Operations	(2,347,427)	212,711	(5,447,830)	(1,407,809)

Other Income (Expense)
Interest expense	(1,197,370)	(867,894)	(3,436,006)	(1,276,946)
Change in warrant derivative liability	(849,288)	(125,972)	246,337	1,393,155
Other income (expense)	17,551	(1,738,202)	108,616	(1,544,035)

Total Other Expense	(2,029,107)	(2,732,068)	(3,081,053)	(1,427,826)

Net Loss Before (Provision) Benefit for Income Taxes	(4,376,534)	(2,519,357)	(8,528,883)	(2,835,635)

(Provision) Benefit for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Loss	$(4,376,534)	$(2,519,357)	$(8,528,883)	$(2,835,635)

Net loss per share:
Basic	$(0.08)	$(0.06)	$(0.18)	$(0.07)
Dilutive	$(0.08)	$(0.06)	$(0.18)	$(0.07)

Shares used in the computation:
Basic	51,616,319	42,796,244	46,611,358	42,341,796
Dilutive	51,616,319	42,796,244	46,611,358	42,341,796

BACTERIN INTERNATIONAL HOLDINGS, INC.

RECONCILIATION OF EARNINGS BEFORE, INTEREST, TAXES,

DEPRECIATION AND AMORTIZATION (EBITDA)

(Unaudited)

	Three Months	Three Months	Nine months	Nine months
	30-Sep-13	30-Sep-12	30-Sep-13	30-Sep-12

EBITDA
Net Loss from ops	(2,347,427)	212,711	(5,447,830)	(1,407,809)
Depreciation	97,923	88,112	304,771	302,392
Allocated depreciation	94,000	94,486	282,000	283,458
Stock based compensation	323,025	237,978	591,134	623,565
Non-cash consulting expense	43,153	186,867	11,924	491,051
	(1,789,326)	820,154	(4,258,001)	292,657

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2013	2012
Operating activities:
Net income (loss)	$(8,528,883)	$(2,835,635)
Noncash adjustments:
Depreciation and amortization	586,771	577,145
Amortization of debt discount	917,153	228,505
Write-off of debt discount	-	139,228
Non-cash consulting expense/stock option expense	603,058	1,114,846
Warrants issued for services	-	342,485
Non-cash interest	(78,408)	50,659
Provision for losses on accounts receivable and inventory	1,197,669	136,637
(Gain) loss on disposal of assets	(500)	7,902
Change in derivative warrant liability	(246,337)	(1,393,155)
Reduction of contingent liability	(91,740)	(358,426)
Changes in operating assets and liabilities:
Accounts receivable	970,971	(237,841)
Inventories	265,396	(5,092,496)
Prepaid and other assets	291,375	(957,628)
Accounts payable	(635,973)	1,316,973
Accrued liabilities	(428,751)	(848,488)
Net cash used in operating activities	(5,178,199)	(7,809,289)

Investing activities:
Purchases of property and equipment	(633,393)	(1,216,723)
Intangible asset additions	(10,149)	-
Net cash used in investing activities	(643,542)	(1,216,723)

Financing activities:
Proceeds from the issuance of long-term debt	-	22,741,719
Payments on long-term debt	(34,308)	(9,773,075)
Payments on capital leases	(110,045)	(21,085)
Net proceeds from issuance of stock	4,450,002	3,899,996
Proceeds from exercise of options	27,575	43,334
Net cash provided by financing activities	4,333,224	16,890,889

Net change in cash and cash equivalents	(1,488,517)	7,864,877

Cash and cash equivalents at beginning of period	4,926,066	751,111
Cash and cash equivalents at end of period	$3,437,549	$8,615,988

Page 8